EXTREME NETWORKS, INC.
MARKET STOCK UNITS GRANT NOTICE

Extreme Networks, Inc., a Delaware corporation (the “Company”), pursuant to its 2013 Equity Incentive Plan (the “Plan”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of Market Stock Units (the “Units”), each of which is a right to receive the value of one (1) share of Stock, on the terms and conditions set forth herein and in the Market Stock Units Award Agreement attached hereto (the “Award Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant:
Grant Date:
Target Number of Units:	__________________, subject to adjustment as provided by the Award Agreement.
Maximum Number of Units:	__________________, which is 150% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.
Performance Periods:	Subject to Section 8.1 of the Award Agreement:
1-Year Performance Period	The single calendar year beginning January 1, 2015 and ending December 31, 2015.
2-Year Performance Period	The two calendar years beginning January 1, 2015 and ending December 31, 2016.
3-Year Performance Period	The three calendar years beginning January 1, 2015 and ending December 31, 2017.
Benchmark Index:	The NASDAQ Composite Index (NASDAQ: IXIC)
Performance Differential:
The positive difference (“Positive Performance Differential”) or negative difference (“Negative Performance Differential”), measured in percentage points (rounded to the nearest 1/10th of 1%) for the applicable Performance Period, between the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 2 of the Award Agreement.

Performance Multiplier:
For Positive Performance Differential
A percentage (rounded to the nearest 1/10th of 1% and not greater than 150%) equal to the sum of (a) 100% plus (b) the product of 2.0 and the Positive Performance Differential, as illustrated by Appendix A.

For Negative Performance Differential	A percentage (rounded to the nearest 1/10th of 1% and not less than 0%) equal to (a) 100% reduced by (b) the product of 3.0 and the Negative Performance Differential, as illustrated by Appendix A.
Earned Units:

EXT FORM OF MSU 1-27-15AA FINAL2

1-Year Performance Period Earned Units
The number of 1-Year Performance Period Earned Units, if any (not to exceed one-third of the Target Number of Units), shall equal the product of (a) one-third of the Target Number of Units and (b) the Performance Multiplier determined for the 1-Year Performance Period, as illustrated by Appendix A.

2-Year Performance Period Earned Units
The number of 2-Year Performance Period Earned Units, if any (not to exceed one-third of the Target Number of Units when combined with the 1-Year Performance Period Earned Units), shall equal the product of (a) one-third of the Target Number of Units and (b) the Performance Multiplier determined for the 2-Year Performance Period.

3-Year Performance Period Earned Units
The number of 3-Year Performance Period Earned Units, if any (not to exceed the Maximum Number of Units when combined with the 1-Year Performance Period Earned Units and the 2-Year Performance Period Earned Units), shall equal the excess, if any, of (a) the product of (i) the Target Number of Units and (ii) the Performance Multiplier determined for the 3-Year Performance Period, over (b) the sum of the 1-Year Performance Period Earned Units and the 2-Year Performance Period Earned Units.

Vesting Date:	Except as otherwise provided by the Award Agreement, the Vesting Date for each Performance Period shall be the last day of such Performance Period.
Vested Units:
Except as otherwise provided by the Award Agreement or an Employment Agreement, provided that the Participant’s Service has not terminated prior to the Vesting Date for the applicable Performance Period, the Earned Units for such Performance Period, if any, shall become Vested Units on the Vesting Date.

Settlement Date:
Except as otherwise provided by the Award Agreement, for each Vested Unit, the day of, or as soon as practicable following, the Certification Date (as defined in Section 3.1 of the Award Agreement), but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Vesting Date occurs.

Employment Agreement:	An employment agreement between the Participant and a Participating Company to the extent the terms of such Employment Agreement are applicable to this Award.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement and this Grant Notice. The Participant has reviewed the Award Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Award Agreement and the Plan.

EXTREME NETWORKS, INC.		PARTICIPANT
By:		By:
Print Name:		Print Name:
Title:
Address:	145 Rio Robles	Address:
San Jose, California 95134

APPENDIX A

ILLUSTRATION OF PERFORMANCE MULTIPLIER
AND RESULTING NUMBER OF EARNED UNITS

Performance Differential (Percentage Point Difference of Company Total Stockholder Return Over/Under Benchmark Index Total Return)	Performance Multiplier*	Earned Units (Per 1,000 Target Units)
30.0	150.0%	1,500
25.0	150.0%	1,500
20.0	140.0%	1,400
15.0	130.0%	1,300
10.0	120.0%	1,200
5.0	110.0%	1,100
4.0	108.0%	1,080
3.0	106.0%	1,060
2.0	104.0%	1,040
1.0	102.0%	1,020
0.5	101.0%	1,010
0.1	100.2%	1,002
0	100.0%	1,000
-0.1	99.7%	997
-0.5	98.5%	985
-1.0	97.0%	970
-2.0	94.0%	940
-3.0	91.0%	910
-4.0	88.0%	880
-5.0	85.0%	850
-10.0	70.0%	700
-15.0	55.0%	550
-20.0	40.0%	400
-25.0	25.0%	250
-30.0	10.0%	100
-35.0	0.0%	0
-40.0	0.0%	0

*Notwithstanding the applicable performance multiplier as set forth above, for purposes of the calculation of Earned Units for each of the Year 1 Performance Period and the Year 2 Performance Period, the maximum number of Earned Units a Participant shall receive for each such Year 1 and Year 2 performance periods shall not exceed one-third of the Target Number of Units as set forth in the Award Agreement.

APPENDIX A CONTINUED

ILLUSTRATIONS OF CALCULATION OF EARNED UNITS
PER 1,000 TARGET UNITS

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:

Extreme Networks, Inc.:
Average Per Share Closing Price (beginning)		$5.00
Average Per Share Closing Price (ending)		$6.50

NASDAQ Composite Index:
Average Closing Index Value (beginning)		4750.00
Average Closing Index Value (ending)		5700.00

Computations:

Company Total Stockholder Return	((6.50 / 5.00) - 1) x 100	30.0%

Benchmark Index Total Return	((5700 / 4750) - 1) x 100	20.0%

Performance Multiplier	100 + (2 x (30.0 – 20.0))	120.0%

Earned Units	1,000 x 120.0%	1,200

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

Extreme Networks, Inc.:
Average Per Share Closing Price (beginning)		$5.00
Average Per Share Closing Price (ending)		$5.50

NASDAQ Composite Index:
Average Closing Index Value (beginning)		4750.00
Average Closing Index Value (ending)		5700.00

Computations:

Company Total Stockholder Return	((5.50 / 5.00) - 1) x 100	10.0%

Benchmark Index Total Return	((5700 / 4750) - 1) x 100	20.0%

Performance Multiplier	100 + (3 x (10.0 – 20.0)	70.0%

Earned Units	1,000 x 70.0%	700

EXTREME NETWORKS, INC.
MARKET STOCK UNITS AWARD AGREEMENT
(U.S. PARTICIPANTS)

Extreme Networks, Inc. (the “Company”) has granted to the Participant named in the Market Stock Units Grant Notice (the “Grant Notice”) to which this Market Stock Units Award Agreement (this “Award Agreement”) is attached an Award consisting of Market Stock Units (each a “Unit”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement. The Award has been granted pursuant to and shall in all respects be subject to the terms conditions of the Extreme Networks, Inc. 2013 Equity Incentive Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference. By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Award Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Plan Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice, this Award Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Award Agreement or the Plan.
Unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meanings assigned by the Plan.
1.THE AWARD.

The Company hereby grants to the Participant the Award set forth in the Grant Notice, which, depending on the extent to which a performance goal is attained during the Performance Periods, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units. Subject to the terms of this Award Agreement and the Plan, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the applicable Settlement Date one (1) share of Stock. Unless and until a Unit has been determined to be an Earned Unit and has vested and become a Vested Unit as set forth in the Grant Notice and this Award Agreement, the Participant will have no right to settlement of such Unit. Prior to settlement of any earned and vested Units, such Units will represent an unfunded and unsecured obligation of the Company.

2.    MEASUREMENT OF COMPONENTS OF PERFORMANCE DIFFERENTIAL.

The components of the Performance Differential shall be determined for each of the Performance Periods in accordance with the following:

2.1    “Company Total Stockholder Return” means the percentage point increase or decrease in (a) the Average Per Share Closing Price for the 60 market trading days ending on the last market trading day of the applicable Performance Period over (b) the Average Per Share Closing Price for the 60 market trading days ending on the last market trading day immediately preceding the first day of the applicable Performance Period.

2.2    “Average Per Share Closing Price” means the average of the daily closing prices per share of Stock as reported on the securities exchange constituting the primary market for the Stock for all trading days falling within an applicable 60 market trading day period described in Section 2.1.

2.3    “Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the 60 market trading days ending on the last market trading day of the applicable Performance Period over (b) the Average Closing Index Value for the 60 market trading days ending on the last market trading day immediately preceding the first day of the applicable Performance Period.

2.4    “Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index for all trading days falling within an applicable 60 market trading day period described in Section 2.3.

3.    COMMITTEE CERTIFICATION OF EARNED UNITS.

3.1    Certification of Performance Differential Attained. As soon as practicable following completion of each Performance Period, but no later than thirty (30) days following such completion except as provided in Section 8.1, the Committee shall determine and certify in writing the Performance Differential attained for such Performance Period, the resulting Performance Multiplier and the number of Units which have become Earned Units for such Performance Period (the date of such certification being the “Certification Date”).

3.2    Adjustment for Leave of Absence or Part-Time Work. Unless otherwise required by law or Company policy, if the Participant takes one or more unpaid leaves of absence in excess of thirty (30) days in the aggregate during the applicable Performance Period, the number of Units which would otherwise become Earned Units for such Performance Period shall be prorated on the basis of the number of days of the Participant’s Service during such Performance Period during which the Participant was not on an unpaid leave of absence. Unless otherwise required by law or Company policy, if the Participant commences working on a part-time basis during the applicable Performance Period, the Committee may, in its discretion, reduce on a pro rata basis (reflecting the portion of such Performance Period worked by the Participant on a full-time equivalent basis) the number of Units which would otherwise become Earned Units for such Performance Period, or provide that the number of Units which would otherwise become Earned Units for such Performance Period shall be reduced as provided by the terms of an agreement between the Participant and the Company pertaining to the Participant’s part-time schedule.

4.    VESTING OF EARNED UNITS.

4.1    Normal Vesting. Except as otherwise provided by this Award Agreement, Earned Units shall vest and become Vested Units as provided by the Grant Notice.

4.2    Effect of Termination of Service upon Vesting. Except as provided by Section 4.4 or an Employment Agreement, if the Participant’s Service terminates for any reason, all Units subject to the Award which have not become Vested Units as of the time of such termination of Service shall be subject to the Company Reacquisition Right (as defined by Section 5.1).

4.3    Vesting Upon a Change in Control. In the event of a Change in Control, the vesting of Earned Units shall be determined in accordance with Section 8.1.

4.4    Vesting Upon Termination Upon a Change in Control. If the Participant is a participant in the Extreme Networks, Inc. Executive Change in Control Severance Plan, as amended or its successor (the “Change in Control Plan”), then, in the event of the Participant’s “Termination Upon a

Change in Control” (as defined by the Change in Control Plan), the vesting of Earned Units subject to a Time-Vesting Unit Award shall be determined in accordance with Section 8.2.

5.    COMPANY REACQUISITION RIGHT.

5.1    Grant of Company Reacquisition Right. Except to the extent otherwise provided by Section 4.4 or an Employment Agreement, in the event that the Participant’s Service terminates for any reason or no reason, with or without cause, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination of Service, Vested Units (“Unvested Units”), and the Participant shall not be entitled to any payment therefor (the “Company Reacquisition Right”).

5.2    Ownership Change Event, Non-Cash Dividends, Distributions and Adjustments. Upon the occurrence of an Ownership Change Event, a dividend or distribution to the stockholders of the Company paid in shares of Stock or other property, or any other adjustment upon a change in the capital structure of the Company as described in Section 9, any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of the Participant’s ownership of Unvested Units shall be immediately subject to the Company Reacquisition Right and included in the terms “Units” and “Unvested Units” for all purposes of the Company Reacquisition Right with the same force and effect as the Unvested Units immediately prior to the Ownership Change Event, dividend, distribution or adjustment, as the case may be. For purposes of determining the number of Vested Units following an Ownership Change Event, dividend, distribution or adjustment, credited Service shall include all Service with any corporation which is a Participating Company at the time the Service is rendered, whether or not such corporation is a Participating Company both before and after any such event.

6.    SETTLEMENT OF THE AWARD.

6.1    Issuance of Shares of Stock. Subject to the provisions of Section 6.3, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock. Shares of Stock issued in settlement of Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 6.3, Section 7 or the Company’s Trading Compliance Policy.

6.2    Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit any or all shares acquired by the Participant pursuant to the settlement of the Award with the Company’s transfer agent, including any successor transfer agent, to be held in book entry form, or to deposit such shares for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice. Except as provided by the foregoing, a certificate for the shares acquired by the Participant shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

6.3    Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. No shares of Stock may be issued hereunder if the issuance of such shares would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

6.4    Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.

7.    TAX WITHHOLDING.

7.1    In General. At the time the Grant Notice is executed, or at any time thereafter as requested by a Participating Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Participating Company, if any, which arise in connection with the Award, the vesting of Units or the issuance of shares of Stock in settlement thereof. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations of the Participating Company have been satisfied by the Participant.

7.2    Assignment of Sale Proceeds. Subject to compliance with applicable law and the Company’s Trading Compliance Policy, if permitted by the Company, the Participant may satisfy the Participating Company’s tax withholding obligations in accordance with procedures established by the Company providing for delivery by the Participant to the Company or a broker approved by the Company of properly executed instructions, in a form approved by the Company, providing for the assignment to the Company of the proceeds of a sale with respect to some or all of the shares being acquired upon settlement of Units.

7.3    Withholding in Shares. The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of a Participating Company’s tax withholding obligations by deducting from the shares of Stock otherwise deliverable to the Participant in settlement of the Award a number of whole shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

8.    CHANGE IN CONTROL.

In the event of a Change in Control, this Section 8 shall determine the treatment of the Units which have not otherwise become Vested Units.

8.1    Effect of Change in Control on Award. In the event of a Change in Control, (i) the number of Earned Units for each Performance Period that has ended on or before the day immediately preceding the Change in Control in accordance with the schedule for such Performance Period set forth in the Grant Notice (a “Completed Performance Period”) shall, if not previously certified by the Committee in accordance with Section 3.1 and settled in accordance with Section 6, be determined and certified by the Committee in accordance with Section 3.1 and settled in accordance with Section 6 prior to the effective time of the Change in Control; and (ii) each Performance Period that is not a Completed Performance Period shall be deemed to end on the day immediately preceding the Change in Control (in each case, an “Adjusted Performance Period”), and the number of Earned Units and the vesting thereof shall be determined for each Adjusted Performance Period in accordance with the following:

(a)    Earned Units. The Committee shall determine and certify in writing no later than the day immediately preceding the Change in Control the number of Earned Units for the Adjusted Performance Period, taking into account the following modifications to the components of the Performance Differential:

(i)    The Company Total Stockholder Return shall be determined as provided by Section 2.1, except that the Average Per Share Closing Price for the 60 market trading days ending on the last market trading day of the Adjusted Performance Period shall be replaced with the price per share of Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of Stock on the last trading day of the Adjusted Performance Period as reported on the securities exchange constituting the primary market for the Stock).

(ii)    The Benchmark Index Total Return shall be determined as provided by Section 2.3, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 60 market trading days ending on the last market trading day of the Adjusted Performance Period.

Immediately following the Committee’s determination pursuant to this Section 8.1(a), all Units subject to the Award which are not Earned Units (the “Unearned Units”) shall terminate and the Award, to the extent of the Unearned Units, shall cease to be outstanding.

(b)    Vested Units. As of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date, except as otherwise provided by an Employment Agreement, a portion of the Earned Units determined in accordance with Section 8.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Earned Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the corresponding original Performance Period determined without regard to this Section. The Accelerated Units shall be settled in accordance Section 6 immediately prior to the effective time of the Change in Control.

(c)    Unvested Units. Except as otherwise provided by Section 8.2, with respect to each Adjusted Performance Period, that portion of the Earned Units determined in accordance with Section 8.1(a) in excess of the number of Accelerated Units (such excess portion, a “Time-Vesting Unit Award”) shall become Vested Units in equal monthly installments determined from the effective date of the Change in Control (each of which shall be a Vesting Date for this purpose) over the remainder of the corresponding original Performance Period determined without regard to this Section, provided that the Participant’s Service has not terminated prior to the applicable Vesting Date. The Units subject to the Time-Vesting Unit Award which become Vested Units shall be settled on the applicable Settlement Date in accordance with Section 6, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock). For the purposes of this Section 8.1(c), the Settlement Date shall occur upon or as soon as practicable following the applicable Vesting Date, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Vesting Date occurs.

8.2    Involuntary Termination Following Change in Control. This Section 8.2 shall apply only if the Participant is a participant in the Change in Control Plan. In the event that the Participant’s Service terminates due to “Termination Upon a Change in Control” (as such term or similar term is defined by the Change in Control Plan), then the vesting of each Time-Vesting Unit Award determined in accordance with Section 8.1(c) shall be accelerated, and the Units subject to such Time-Vesting Unit Award shall become Vested Units to the extent provided by the Change in Control Plan and the Participant’s Participation Agreement in such plan effective as of the date of the Participant’s termination of Service. Consistent with Section 8.1(a) and notwithstanding any provision of the Change in Control Plan or such Participation Agreement to the contrary, the provisions of the Change in Control Plan shall not apply to the Unearned Units, with respect to which the Award will have ceased to be outstanding as of the Change in Control. The Vested Units determined in accordance with this Section 8.2 shall be settled in accordance with Section 6, treating the date of the Participant’s termination of Service as the Vesting Date, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock). For the purposes of this Section 8.2, the Settlement Date shall occur upon or as soon as practicable following the Vesting Date, but in any event no later than the 15th day of the third calendar month following the end of the calendar year in which the Vesting Date occurs.

9.    ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Code to the extent applicable, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares or other property to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all new, substituted or additional securities or other property (other than regular, periodic cash dividends paid on Stock pursuant to the Company’s dividend policy) to which the Participant is entitled by reason of ownership of Units acquired pursuant to this Award will be immediately subject to the provisions of this Award on the same basis as all Units originally acquired hereunder. Any fractional Unit or share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

10.    RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.

The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the shares are issued, except as provided in Section 9. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Award Agreement shall confer upon the Participant any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Participant’s Service at any time.

11.    LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock issued pursuant to this Award Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to this Award in the possession of the Participant in order to carry out the provisions of this Section.

12.    COMPLIANCE WITH SECTION 409A.

It is intended that any election, payment or benefit which is made or provided pursuant to or in connection with this Award that may result in Section 409A Deferred Compensation shall comply in all respects with the applicable requirements of Section 409A (including applicable regulations or other administrative guidance thereunder, as determined by the Committee in good faith) to avoid the unfavorable tax consequences provided therein for non‑compliance. In connection with effecting such compliance with Section 409A, the following shall apply:
12.1    Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Award Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (the “Section 409A Regulations”) shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that the Participant is a “specified employee” within the meaning of the Section 409A Regulations as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall be paid to the Participant before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
12.2    Other Changes in Time of Payment. Neither the Participant nor the Company shall take any action to accelerate or delay the payment of any benefits under this Award Agreement in any manner which would not be in compliance with the Section 409A Regulations.
12.3    Amendments to Comply with Section 409A; Indemnification. Notwithstanding any other provision of this Award Agreement to the contrary, the Company is authorized to amend this Award Agreement, to void or amend any election made by the Participant under this Award Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by the Company, in its discretion, to be necessary or appropriate to comply with the Section 409A Regulations without prior notice to or consent of the Participant. The Participant hereby releases and holds harmless the Company, its directors, officers and stockholders from any and all claims that may arise from or relate to any tax liability, penalties, interest, costs, fees or other liability incurred by the Participant in connection with the Award, including as a result of the application of Section 409A.
12.4    Advice of Independent Tax Advisor. The Company has not obtained a tax ruling or other confirmation from the Internal Revenue Service with regard to the application of Section 409A to the Award, and the Company does not represent or warrant that this Award Agreement will avoid adverse tax consequences to the Participant, including as a result of the application of Section 409A to the Award. The Participant hereby acknowledges that he or she has been advised to seek the advice of his or her own independent tax advisor prior to entering into this Award Agreement and is not relying upon any representations of the Company or any of its agents as to the effect of or the advisability of entering into this Award Agreement.
13.    MISCELLANEOUS PROVISIONS.

13.1    Administration. All questions of interpretation concerning the Grant Notice, this Award Agreement, the Plan or any other form of agreement or other document employed by the Company in the administration of the Plan or the Award shall be determined by the Committee. All such determinations by the Committee shall be final, binding and conclusive upon all persons having an interest in the Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or the Award or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Award. Any Officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the Officer has apparent authority with respect to such matter, right, obligation, or election.

13.2    Termination or Amendment. The Committee may terminate or amend the Plan or this Award Agreement at any time; provided, however, that except as provided in Section 8 in connection with a Change in Control, no such termination or amendment may have a materially adverse effect on the Participant’s rights under this Award Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A. No amendment or addition to this Award Agreement shall be effective unless in writing.

13.3    Nontransferability of the Award. Prior to the issuance of shares of Stock on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

13.4    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.

13.5    Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.6    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Award Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
(a)    Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Award Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)    Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.6(a) of this Award Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice, as described in Section 13.6(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.6(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.6(a).

13.7    Integrated Agreement. The Grant Notice, this Award Agreement and the Plan, together with the Change in Control Plan and an Employment Agreement, if applicable to the Participant, shall constitute the entire understanding and agreement of the Participant and the Participating Company Group with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Company Group with respect to such subject matter. To the extent contemplated herein or therein, the provisions of the Grant Notice, this Award Agreement and the Plan shall survive any settlement of the Award and shall remain in full force and effect.

13.8    Applicable Law. This Award Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

13.9    Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.